SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            BFC Financial Corporation
                                (Name of Issuer)


                      Class B Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   055-384-101
                                 (Cusip Number)

                                 Alan B. Levan
                           1750 E. Sunrise Boulevard
                            Ft. Lauderdale, FL 33304
                                 (954) 760-5200
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 3, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 055-384-101

                        (Continued on following page(s))

CUSIP No.  055-384-101             13D                             Page 2 of 13

1        NAME OF REPORTING PERSONS
         (I.R.S. IDENTIFICATION NO. OF ABOVE NAMED PERSON (entities only):

                  I.R.E. Realty Advisors, Inc.       59-1399723

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
(a)      [X]
(b)      [ ]

3        SEC USE ONLY

4        SOURCE OF FUNDS (See instructions)
                  00

5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                [  ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           242,221

         8        SHARED VOTING POWER


         9        SOLE DISPOSITIVE POWER
                           242,221

         10       SHARED DISPOSITIVE POWER


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  242,221

12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See instructions)
                  [  ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  10.3%

14       TYPE OF REPORTING PERSON (See instructions)
                  CO

CUSIP No.  055-384-101              13D                            Page 3 of 13

1        NAME OF REPORTING PERSONS
         (I.R.S. IDENTIFICATION NO. OF ABOVE NAMED PERSON (entities only):

                  I.R.E. Properties, Inc.   59-1399725

4        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
(c)      [X]
(d)      [  ]

3        SEC USE ONLY

4        SOURCE OF FUNDS (See instructions)
                  00

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
                           [  ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           136,666

         8        SHARED VOTING POWER


         9        SOLE DISPOSITIVE POWER
                           136,666

         10       SHARED DISPOSITIVE POWER


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  136,666

12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See instructions)
                  [  ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  5.8%

14       TYPE OF REPORTING PERSON (See instructions)
                  CO

CUSIP No.  055-384-101             13D                             Page 4 of 13

1        NAME OF REPORTING PERSONS
         (I.R.S. IDENTIFICATION NO. OF ABOVE NAMED PERSON (entities only):

                  I.R.E. Realty Advisory Group, Inc. 59-2098681

5        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
(e)      [X]
(f)      [  ]

3        SEC USE ONLY

4        SOURCE OF FUNDS (See instructions)
                  00

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
                           [  ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           500,000

         8        SHARED VOTING POWER


         9        SOLE DISPOSITIVE POWER
                           500,000

         10       SHARED DISPOSITIVE POWER


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  500,000

12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See instructions)
                  [  ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  21.3%

14       TYPE OF REPORTING PERSON (See instructions)
                  CO

CUSIP No.  055-384-101             13D                             Page 5 of 13

1        NAME OF REPORTING PERSONS
         (I.R.S. IDENTIFICATION NO. OF ABOVE NAMED PERSON (entities only):

                  Florida Partners Corporation       59-2354501

6        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
(g)      [X]
(h)      [  ]

3        SEC USE ONLY

4        SOURCE OF FUNDS (See instructions)
                  00

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
                           [  ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           133,314

         8        SHARED VOTING POWER


         9        SOLE DISPOSITIVE POWER
                           133,314

         10       SHARED DISPOSITIVE POWER


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  133,314

12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See instructions)
                  [  ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  5.7%

14       TYPE OF REPORTING PERSON (See instructions)
                  CO

CUSIP No.  055-384-101            13D                              Page 6 of 13

1        NAME OF REPORTING PERSONS
         (I.R.S. IDENTIFICATION NO. OF ABOVE NAMED PERSON (entities only):

                  Levan Enterprises, Ltd.   65-0891608

7        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
(i)      [X]
(j)      [  ]

3        SEC USE ONLY

4        SOURCE OF FUNDS (See instructions)
                  00

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
                           [  ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           55,865

         8        SHARED VOTING POWER


         9        SOLE DISPOSITIVE POWER
                           55,865

         10       SHARED DISPOSITIVE POWER


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  55,865

12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See instructions)
                  [  ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.40%

14       TYPE OF REPORTING PERSON (See instructions)
                  CO

CUSIP No. 055-384-101              13D                            Page 7 of 13


Item 1.  Security and Issuer.

                  Item 1 is amended and supplemented as follows:

                  The equity securities to which this statement relates are the shares of Class B Common Stock, $.01 par value (the "Common Stock") of BFC Financial Corporation, formerly known as BankAtlantic Financial Corporation (the "Issuer"). The principal executives offices of the Issuer are located at 1750 East Sunrise Boulevard, Ft. Lauderale, Florida 33304.

Item 2.  Identity and Background

                  Item 2 is amended and supplemented as follows:

Alan B. Levan transferred his interests in the Issuer, I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation to Levan Enterprises, Ltd. (the "Partnership").

Item 5.  Interest in Securities of the Issuer.

                  Item 5 is amended in its entirety and restated as follows:


                                  Amount of Class B   Percentage of Class B
                                   Common Stock            Common Stock
                                   Beneficially           Beneficially
                                    Owned as of           Owned as of
              Name                 December 3, 1998       December 3, 1998
              ----                 ----------------       ----------------



I.R.E. Realty Advisors, Inc.            242,221               10.3%

I.R.E. Properties, Inc.                 136,666                 5.8%

I.R.E. Realty Advisory Group, Inc.      500,000                21.3%

Florida Partners Corporation            133,314                 5.7%

Levan Enterprises, Ltd.                  55,865                 2.4%


Item 7.    Material to be Filed as Exhibits.

         1. Information  concerning  certain persons and entities referred to in
            Item 2.

                                   SIGNATURES


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

                             I.R.E. Realty Advisors, Inc.


                             /S/ Alan B. Levan
                             -----------------
Date: February 22, 1999      Alan B. Levan, President


                             I.R.E. Properties, Inc.


                             /S/ Alan B. Levan
                             -----------------
Date: February 22, 1999      Alan B. Levan, President


                             I.R.E. Realty Advisory Group, Inc.



                             /S/ Alan B. Levan
                             -----------------
Date: February 22, 1999      Alan B. Levan, President


                             Florida Partners Corporation


                             /S/ Alan B. Levan
                             -----------------
Date: February 22, 1999      Alan B.Levan, President


                             Levan Enterprises, Ltd.,
                             By: Levan General Corp.



                             /S/ Alan B. Levan
                             -----------------
Date: February 22, 1999      Alan B. Levan, President